Exhibit 99.1

ACME UNITED CORPORATION				NEWS RELEASE
CONTACT:	Paul G. Driscoll	Acme United Corporation	55 Walls Drive	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE   February 27, 2020

ACME UNITED REPORTS 9% SALES INCREASE, AND 65% NET INCOME AND EPS INCREASE FOR FOURTH QUARTER OF 2019

FAIRFIELD, CT. – February 27, 2020 – Acme United Corporation (NYSE American: ACU) today announced that net sales for the fourth quarter ended December 31, 2019 were $33.9 million, compared to $31.1 million in the comparable period of 2018, an increase of 9%. Net sales for the year ended December 31, 2019 were $142.5 million, compared to $137.3 million in 2018, an increase of 4%.

Net income for the quarter ended December 31, 2019 was $977,000, or $0.28 per diluted share, compared to $591,000, or $0.17 per diluted share, an increase of 65% for both net income and earnings per share.  Net income for the year ended December 31, 2019 was $5.5 million, or $1.60 per diluted share, compared to $4.6 million, or $1.30 per diluted share in 2018, increases of 20% and 23%, respectively.

Chairman and CEO Walter C. Johnsen said, “Acme United delivered an excellent year in 2019 from many different perspectives. On the new product front, we introduced the next generation of Smart Compliance first aid kits while at the same time expanding distribution of our innovative Safety Hub refill software.  We had strong sales of our new Westcott adjustable scissors, which -have adjustable tension and operate more smoothly than traditional scissors. Camillus knives continued to gain market share in the U.S. and Canada.

“On the sales front, we achieved our ninth consecutive year of record sales.  We generated strong cash flow, increased our dividend, and reduced net debt by almost $10 million. We also began 2020 on a strong note, acquiring First Aid Central, a Canadian first aid and safety supplier, in early January. The acquisition, which we expect to be accretive in 2020, expands our product offerings, global distribution capabilities and online presence.”

Mr. Johnsen added, “With our continuing sales momentum in first aid and safety products, expanded line of Westcott cutting tools, increased capacity at DMT, and contributions from our recent acquisition of First Aid Central, we believe we are well positioned for growth in 2020.”

In the U.S. segment, net sales for the quarter ended December 31, 2019 increased 11% compared to the same period in 2018. Net sales for the year ended December 31, 2019 grew 4% over 2018. The sales increase for both periods was mainly due to strong sales of first aid and safety products.

Net sales in Canada for the quarter ended December 31, 2019 decreased 4% in both U.S. dollars and local currency compared to the prior-year period.  Net sales for the year ended December 31, 2019 decreased 5% in U.S. dollars and 3% in local currency compared to the same period in 2018.

Net sales in Europe for the quarter ended December 31, 2019 decreased 10% in U.S. dollars and 7% in local currency compared to the same period in 2018.  Net sales for the year ended December 31, 2019 increased 8% in U.S. dollars and 14% in local currency compared to last year. The sales decline in the quarter was mainly due to a large promotional sale in the fourth quarter of 2018 that did not repeat in 2019.  Net sales for the year grew mainly due to new customers in the office products channel, growth in sales of DMT sharpening products, and strong e-commerce demand for these products.

Gross margin was 36.3% in the three months ended December 31, 2019 compared to 36.5% in the same period in 2018.  Gross margin was 36.5% for the year ended December 31, 2019 compared to 36.9% for 2018.

The Company’s debt less cash on December 31, 2019 was $30.0 million compared to $39.6 million on December 31, 2018.  During the year, the Company distributed $1.6 million in dividends on its common stock and generated $13.0 million in free cash flow, including a $2.1 million reduction in inventory.

Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast on Thursday, February 27, 2020 at 12:00 p.m. EST. To listen or participate in a question and answer session, dial 800-353-6461. International callers may dial 334-323-0501. You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

About Acme United

ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®, PhysiciansCare®, Pac-Kit®, Spill Magic®, Westcott®, Clauss®, Camillus®, Cuda®, and DMT®. For more information, visit www.acmeunited.com.

Forward Looking Statements

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following:  (i) changes in the Company’s plans, strategies, objectives, expectations and intentions,  which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the Company; (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; (vii) increases in the cost of borrowings resulting from rising interest rates; (viii) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates; and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

YEAR END REPORT 2019

(Unaudited)

	Quarter Ended	Quarter Ended
Amounts in $000's except per share data	December 31, 2019	December 31, 2018

Net sales	$33,873	$31,130
Cost of goods sold	21,579	19,768
Gross profit	12,294	11,362
Selling, general, and administrative expenses	10,893	10,269
Income from operations	1,401	1,093
Interest expense	(338)	(523)
Interest income	12	10
Net interest expense	(326)	(513)
Other (expense) income, net	(46)	18
Total other expense, net	(372)	(495)
Pre-tax income	1,029	598
Income tax expense	52	7
Net income	$977	$591

Shares outstanding - Basic	3,352	3,363
Shares outstanding - Diluted	3,495	3,421

Earnings per share basic	$0.29	$0.18
Earnings per share diluted	0.28	0.17

ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

YEAR END REPORT 2019 (cont.)

(Unaudited)

	Year Ended	Year Ended
Amounts in $000's except per share data	December 31, 2019	December 31, 2018

Net sales	$142,457	$137,321
Cost of goods sold	90,456	86,672
Gross profit	52,001	50,649
Selling, general, and administrative expenses	43,572	43,192
Income from operations	8,429	7,457
Interest expense	(1,828)	(1,891)
Interest income	40	33
Net interest expense	(1,788)	(1,858)
Other expense, net	(98)	(68)
Total other expense, net	(1,886)	(1,926)
Pre-tax income	6,543	5,531
Income tax expense	1,030	933
Net income	$5,513	$4,598

Shares outstanding - Basic	3,352	3,371
Shares outstanding - Diluted	3,453	3,542

Earnings per share basic	$1.65	1.36
Earnings per share diluted	1.60	1.30

ACME UNITED CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

YEAR END REPORT 2019

(Unaudited)

Amounts in $000's	December 31, 2019	December 31, 2018

Assets:
Current assets:
Cash	$6,822	$4,409
Accounts receivable, net	25,485	25,102
Inventories	39,261	41,332
Prepaid and other current assets	1,578	2,149
Total current assets	73,146	72,992

Property and equipment, net	14,036	14,543
Intangible assets, less amortization	15,793	17,044
Goodwill	4,696	4,696
Operating lease right of use asset	2,989	-
Other assets	89	203
Total assets	$110,749	$109,478

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$6,693	$7,983
Operating lease liability - short term	1,047	-
Mortgage payable - short term	267	267
Other current liabilities	8,626	5,115

Total current liabilities	16,633	13,365
Non-current liabilities
Long term debt	33,240	40,283
Mortgage payable - long term	3,178	3,444
Operating lease liability - long term	1,961	-
Other non current liabilities	32	53
Total liabilities	55,044	57,145
Total stockholders' equity	55,705	52,333
Total liabilities and stockholders' equity	$110,749	$109,478